Exhibit 3.1

COMMONWEALTH REIT

ARTICLES SUPPLEMENTARY

REDESIGNATING AND RECLASSIFYING 3,500,000 SHARES OF

JUNIOR PARTICIPATING PREFERRED SHARES AS PREFERRED SHARES

CommonWealth REIT, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Company (the “Board of Trustees”) by Section 6.1 of the Declaration of Trust of the Company (as amended and supplemented to date, the “Declaration of Trust”) and pursuant to Section 8-203 of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Trustees, or a duly authorized committee thereof, (i) by or as contemplated by Articles Supplementary filed with the Department on November 4, 1994, classified and designated 1,000,000 authorized but unissued preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”), as a separate class of Preferred Shares designated as Junior Participating Preferred Shares, par value $0.01 per share (“Junior Participating Preferred Shares”), (ii) by or as contemplated by Articles Supplementary filed with the Department on May 14, 1997, classified and designated an additional 250,000 authorized but unissued Preferred Shares as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 1,250,000, (iii) by or as contemplated by Articles Supplementary filed with the Department on May 22, 1998, classified and designated an additional 250,000 authorized but unissued Preferred Shares as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 1,500,000, (iv) by or as contemplated by Articles Supplementary filed with the Department on June 17, 2003, classified and designated an additional 250,000 authorized but unissued Preferred Shares as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 1,750,000, (v) by or as contemplated by Articles Supplementary filed with the Department on January 7, 2004, classified and designated an additional 250,000 authorized but unissued Preferred Shares as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 2,000,000, (vi) by or as contemplated by Articles Supplementary filed with the Department on March 16, 2005, classified and designated an additional 250,000 authorized but unissued Preferred Shares as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 2,250,000, (vii) by or as contemplated by Articles Supplementary filed with the Department on September 12, 2005, classified and designated an additional 250,000 authorized but unissued Preferred Shares as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 2,500,000, (viii) by or as contemplated by Articles Supplementary filed with the Department on December 29, 2006, classified and designated an additional 500,000 authorized but unissued Preferred Shares as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 3,000,000, and (ix) by or as contemplated by Articles Supplementary filed with the Department on October 15, 2007, classified and designated an additional 500,000 authorized but unissued Preferred Shares as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 3,500,000.

THIRD: No Preferred Shares designated as Junior Participating Preferred Shares are either issued or outstanding as of the date hereof.

FOURTH: Pursuant to the authority expressly vested in the Board of Trustees as aforesaid, the Board of Trustees, by resolutions duly adopted on June 5, 2014 (the “Resolutions”), has  reclassified  the 3,500,000 shares of  Junior Participating Preferred Shares into  Preferred Shares, without further designation and without any preferences or relative, participating, optional, conversion or other rights appertaining thereto, or voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, other than those, if any, applicable to Preferred Shares of the Company generally, such that the same, as Preferred Shares otherwise authorized for issuance under the Declaration of Trust, shall be available for future reclassification and available for issuance upon proper authorization by the Board of Trustees from time to time.

FIFTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the Department accepts them for record.

SEVENTH: The undersigned Chief Executive Officer and President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its General Counsel and Secretary on this 18th day of June, 2014.

COMMONWEALTH REIT

By:	/s/ David Helfand
Name:	David Helfand
Title:	Chief Executive Officer and President

ATTEST:

/s/ Orrin Shifrin
Orrin Shifrin
General Counsel and Secretary

[Signature page to Articles Supplementary]